Exhibit 99.1

FERRELLGAS PARTNERS, L.P. AND FERRELLGAS PARTNERS FINANCE CORP. ANNOUNCE UNDERWRITTEN PUBLIC OFFERING OF SENIOR NOTES

OVERLAND PARK, Kan., March 30, 2010 —Ferrellgas Partners, L.P. (NYSE: FGP) and its wholly-owned subsidiary Ferrellgas Partners Finance Corp. today announced their intention to commence an underwritten public offering of $280 million in aggregate principal amount of senior unsecured notes due 2020. The exact terms and timing of the offering will depend upon market conditions and other factors.

The offering will only be made pursuant to a prospectus supplement and accompanying base prospectus filed as a part of the issuers’ effective shelf registration statement on Form S-3 (File No. 333-157760). Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. intend to use the net proceeds from the offering to purchase and/or redeem all of their 8.75% senior notes due 2012 and to pay related costs and expenses.

Wells Fargo Securities, BofA Merrill Lynch and J.P. Morgan are acting as joint book-running managers of the offering and Barclays Capital, BNP PARIBAS, Fifth Third Securities, Inc., PNC Capital Markets LLC, SOCIETE GENERALE and U.S. Bancorp Investments, Inc. are acting as co-managers of the offering. When available, a copy of the preliminary prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the following addresses:

Wells Fargo Securities

Attn: High Yield Syndicate

301 South College Street, 6th Floor

Charlotte, NC 28202

704-715-7035

BofA Merrill Lynch

Attn: Prospectus Department

One Bryant Park

New York, NY 10036

(800) 294-1322

dg.prospectus_distribution@bofasecurities.com

J.P. Morgan

Attn: Syndicate Desk

270 Park Avenue, 8th Floor

New York, NY 10017

(800) 245-8812

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Ferrellgas Partners, L.P.

Ferrellgas Partners, L.P. is a leading distributor of propane and related equipment and supplies to customers primarily in the United States.

About Ferrellgas Partners Finance Corp.

Ferrellgas Partners Finance Corp. is a wholly-owned subsidiary of Ferrellgas Partners, L.P.

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the issuers expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements include the issuers’ plans to complete a public offering of $280 million in aggregate principal amount of senior unsecured notes due 2020. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the issuers, including market conditions, operational developments with respect to the issuers and other factors detailed in the issuers’ filings with the Securities and Exchange Commission.

Contact:

Tom Colvin, Investor Relations, 913-661-1530

Jim Saladin, Media Relations, 913-661-1833

SOURCE Ferrellgas Partners, L.P.